                                  Exhibit 12
                                  ----------

JOHN HANCOCK FINANCIAL SERVICES, INC. AND SUBSIDIARIES STATEMENT OF COMPUTATION
                     OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Dollars in millions)


                                                For the
                                              Three Months
                                                 Ended                      For the Year Ended December 31,
                                                March 31,  -----------------------------------------------------------------
                                                  2001        2000          1999         1998           1997          1996
                                                 -------    ---------     --------     ---------      --------      ---------
Earnings:(a)
  Income before provision for income taxes       $ 231.3    $ 1,185.1     $  262.2     $   626.1      $  589.7      $   668.0
  Add fixed charges                                 13.4         63.8         70.5          77.3          77.6           87.7
                                                 -------    ---------     --------     ---------      --------      ---------
    Earnings                                       244.7    $ 1,248.9     $  332.7     $   703.4      $  667.3      $   755.7
                                                 =======    =========     ========     =========      ========      =========

Fixed Charges:
  Interest on debt and capitalized leases (b)       13.3    $    63.4     $   70.1     $    76.7      $   76.9      $    86.8
  Amortization of direct financing costs               -            -            -             -             -              -
  Amortization of discount on debt                     -            -            -             -             -              -
  Interest element of rentals                        0.1          0.4          0.4           0.6           0.7            0.9
                                                 -------    ---------     --------     ---------      --------      ---------
    Total fixed charges                          $  13.4    $    63.8     $   70.5     $    77.3      $   77.6      $    87.7
                                                 =======    =========     ========     =========      ========      =========

Ratio of Earnings to Fixed Charges                  18.3         19.6          4.7           9.1           8.6            8.6
                                                 =======    =========     ========     =========      ========      =========


(a) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense which management believes is representative of the interst component of lease expense.

(b) This amount reflects both long and short-term debt and includes amortization of debt issuance costs and amortization of discount on debt.